Exhibit 99.1

CTC MEDIA, INC. RECEIVES NASDAQ DELISTING NOTIFICATION

Moscow, Russia — May 18, 2016 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today announced that Nasdaq has determined that the Company’s securities will be delisted from The Nasdaq Stock Market.  The decision was reached by Nasdaq’s staff because, among other reasons, the Company did not hold an annual meeting for fiscal year 2015, as required by Rule 5620(a) of Nasdaq’s continued listing requirements (the “Listing Rules”), and failed to solicit proxies, as required by Listing Rule 5620(b). The letter states that trading of Company’s common stock will be suspended at the opening of business on May 19, 2016, and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company’s common stock may be immediately eligible to be quoted in the “Pink Sheets.” To be quoted on the Pink Sheets, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. There can be no assurance that a market maker will apply to quote the Company’s common stock or that the Company’s common stock will become eligible for the Pink Sheets.

As separately announced, the Company expects to complete its previously announced merger on May 20, 2016. The Company expects the consideration in the cash-out merger to be $2.0503 per share. In the merger, a wholly owned subsidiary of the Company will merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest Investments Ltd., will be entitled to receive the per share cash consideration, and such shares will be cancelled. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. The Office of Foreign Assets Control of the U.S. Treasury Department issued a license authorizing CTC Media to proceed with the merger transaction on February 29, 2016. The transaction required a license because of the status of the CTC Media shares held by Telcrest as “blocked property” pursuant to US sanctions.

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For further information, please contact:

Hudson Sandler

Andrew Hayes +44 (0)20 7796 4133

About CTC Media

CTC Media, Inc. is traded on Nasdaq under the symbol “CTCM”. CTC Media, Inc. holds a 25% interest in CTC Investments, which is a leading Russian content holding.

Caution Concerning Forward-Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the timing of the proposed merger transaction. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include those described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 31, 2016. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.